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Exhibit 10.3


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                   EMPLOYMENT AND STOCK RESTRICTION AGREEMENT

                  Entered into in the City of Montreal, Quebec,
                        as of the 30th day of June, 2000

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BY AND AMONG:                       UFORCE COMPANY (hereinafter referred to as
                                    "UForce");

        AND:                        8x8, Inc., doing business as Netergy
                                    Networks ("NETERGY");

        AND: CYRILLE THILLOY (hereinafter referred to as "EMPLOYEE") domiciled at the address set forth on Exhibit A;

        AND: The entity holding securities for the benefit of Employee as identified on Exhibit A (the "HOLDING COMPANY").


                                    RECITALS

A. Netergy, UForce, and the other parties hereto have entered into a Share Exchange Agreement dated as of May 19, 2000, (the "Share Exchange Agreement") pursuant to which Netergy will acquire UForce, and which requires, among other things, that Employee enter into this Employment and Stock Restriction Agreement (the "AGREEMENT").

B. Employee has the right to receive a significant number of Netergy shares of stock pursuant to the Share Exchange Agreement, and Employee acknowledges that a portion of the consideration paid by Netergy in connection with the Share Exchange Agreement is based on Employee entering into this Agreement. Such shares may be held on behalf of Employee by Holding Company.

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                       THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - OBJECT

1.1     Employment

        UForce wishes to employ the services of Employee, and Employee consents to render such services.

1.2     Terms

        By this Agreement, UForce and Employee intend to establish the terms of Employee's employment with UForce.


ARTICLE 2 - EMPLOYMENT

2.1     Title

        UForce employs and retains Employee, who accepts, employment as the job title set forth in Exhibit A.

2.2     Conflicting Employment

        Employee agrees that Employee will not engage in any other employment, consulting or other business activity during the term of Employee's employment, nor will Employee engage in any other activities that conflict with Employee's obligations to UForce, except as specified in Exhibit A.

2.3     Effectiveness

        This Agreement will become effective as of the Closing of the transactions contemplated in the Share Exchange Agreement (the "EFFECTIVE DATE"). If the transactions contemplated by the Share Exchange Agreement are not consummated, this Agreement will be null and void.

ARTICLE 3 - DUTIES AND RESPONSIBILITIES

3.1     Duties

        Employee answers to the Chief Executive Officer ("CEO") of Netergy or such other officer of Netergy designated by the CEO of Netergy and has the functions, responsibilities, powers and duties inherent to the job title as set forth in Exhibit A, along with any other duties that may be entrusted to Employee from time to time by the CEO of Netergy.

3.2     Responsibilities



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        Employee commits to act with diligence, loyalty and honesty, in the best interest of UForce and to accomplish Employee's functions, duties and responsibilities exclusively for UForce, according to Employee's best judgment and to the best of Employee's knowledge and competence.

ARTICLE 4 - REMUNERATION

4.1     Base Compensation

        In consideration for the services that Employee must render to UForce pursuant to this Agreement, UForce agrees to pay to Employee the annual base salary set forth in Exhibit A, subject to the usual deductions and the applicable laws and in compliance with the administrative practices of UForce. This salary shall be revised by Netergy's Board of Directors or its Compensation Committee as part of an annual review process. Any salary revision will take into account Employee's performance, the conditions of the market, and the policies of UForce. Notwithstanding the foregoing, there shall be no downward adjustment in Employee's salary so long as Employee beneficially owns Unvested Shares. The base salary specified in this Article 4.1 is referred to in this Agreement as Employee's "BASE COMPENSATION."

4.2     Option

        Employee has already been granted a certain number of UForce options. In the event, however, that the grant of these options is disallowed, Netergy will grant Employee options, pursuant to the following terms and conditions: Netergy will grant Employee an initial option (the "OPTION") to purchase the number of shares of Common Stock ("COMMON SHARES") of Netergy as set forth in Exhibit A, pursuant to Netergy's stock plan and standard form of stock option agreement. The grant will be made effective at the Effective Date. The Option exercise price will be equal to the last closing price of Common Stock as reported on the Nasdaq National Market System on the trading date immediately prior to the Effective Date. Fifty percent (50%) of the Common Shares underlying the Option will vest on the six-month anniversary of the effective date of approval of the grant of the Option by Netergy's Board of Directors. One thirty-sixth (1/36th) of the total Common Shares underlying the Option will vest on each monthly anniversary thereafter. The Option will expire on the tenth anniversary of the grant date, unless sooner terminated in accordance with its terms.

ARTICLE 5 - OTHER BENEFITS

5.1     Fringe Benefits

        Employee receives all fringe benefits offered to executives of UForce and will be eligible for all other benefits offered in the future to employees, including short term disability coverage at 100% of base salary up to a maximum of six months; parking; and membership for professional associations.



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5.2     Vacation

        Employee shall have the right during each year to take an aggregate of 20 days of paid vacation per year.

5.3     Office Location

        Employee shall be employed in the office identified in Exhibit A (the "OFFICE"), and shall not be required to relocate to any other office not located within 50 miles of the Office, without Employee's prior written consent (an "UNAPPROVED RELOCATION"). If Employee relocates at the request of UForce and later is constructively terminated or terminated without serious reason, UForce shall pay or reimburse Employee for reasonable moving expenses to relocate Employee to the metropolitan area of the office from which Employee initially relocated.

ARTICLE 6 - TERMINATION OF EMPLOYMENT

6.1     By Death

        Employee's employment shall terminate automatically upon the death of Employee. In such event, UForce shall pay to Employee's beneficiaries or estate, any accrued Base Compensation, vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), benefits under any plan of UForce in which Employee is a participant, and accrued vacation pay, all to the date of termination (collectively "ACCRUED COMPENSATION"), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, UForce's obligations hereunder shall terminate.

6.2     By Resignation of Employee

        Employee shall provide UForce thirty (30) days advanced written notice in the case of a voluntary resignation. If Employee's employment terminates due to Employee's voluntary resignation, UForce shall pay Employee all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter UForce's obligations hereunder shall terminate.

6.3     By UForce For Serious Reason

        UForce may terminate the employment promptly after written notice for a serious reason.

6.4     By UForce Without Serious Reason or By Constructive Termination

        At any time after the commencement of employment, UForce may, without serious reason and without notice, terminate Employee's employment. Should Employee be terminated by UForce without serious reason, or should Employee resign as a result of a Constructive Termination (as defined below), Employee shall be entitled to receive all



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        Accrued Compensation, as well as six (6) months of Base Compensation then in effect for Employee, payable in one lump sum promptly after the termination date.

6.5     Written Release

        The Employee recognizes and accepts that UForce shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of Employee's employment, above and beyond those specifically provided for herein. Employee undertakes to give to UForce a full and satisfactory written release upon receipt of the payment due to Employee in accordance with this Article 6.

ARTICLE 7 - REPURCHASE OPTION

7.1     Netergy's Repurchase Option

        In connection with the Share Exchange Agreement, Employee either directly or through Holding Company has the right to receive a number of Exchangeable Shares, as defined in the Share Exchange Agreement (the "SHARES"). For purposes of this Agreement the term Shares also shall mean the Netergy Common Stock issuable upon exchange of the Exchangeable Shares. Employee and Holding Company hereby grant Netergy the option to repurchase all or a portion of the Shares on the terms and conditions set forth in this Article (the "REPURCHASE OPTION") if Employee ceases to be employed by Netergy for any reason or no reason, except as set forth in Article 7.3. For purposes of this Agreement, the date when Employee is notified of the termination of his or her employment shall be deemed the "TERMINATION DATE."

7.2     Unvested and Vested Shares

        Shares that are subject to Netergy's Repurchase Option are referred to as "UNVESTED SHARES" and Shares that are no longer subject to Netergy's Repurchase Option are deemed "VESTED SHARES." On the Effective Date, 100% of the Shares will be Unvested Shares. Thereafter, for so long (and only for so long) as Employee remains continuously employed by UForce at all times, the Unvested Shares will become Vested Shares as set forth in the schedule provided in Exhibit A. No Unvested Shares will become Vested Shares after the Termination Date.

7.3     Acceleration of Vesting of Unvested Shares

        Notwithstanding anything to the contrary herein, Netergy's Repurchase Option shall terminate and the vesting of Unvested Shares shall accelerate as follows:

        7.3.1     The percentage of Unvested Shares set forth under the heading
                  Section 7.3.1 in Exhibit A shall become Vested Shares if Employee is terminated with serious reason on or prior to the date that is six months after the Effective Date (the "SIX MONTH ANNIVERSARY").



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        7.3.2     Fifty percent (50%) of the then Unvested Shares shall become
                  Vested Shares after the close of trading of Netergy Common Stock on the first date (the "MARKET BASED VESTING DATE") after the Effective Date that the 30-day moving average of the closing price of Netergy Common Stock as reported on Nasdaq National Market System (the "AVERAGE PRICE") equals or exceeds US $40. Vesting of the remaining Unvested Shares shall continue at half the rate set forth in Exhibit A.

        7.3.3     All Unvested Shares shall immediately become Vested Shares:

                  7.3.3.1 on the date that the Average Price equals or exceeds US $80;

                  7.3.3.2 if Employee is terminated without serious reason by UForce or resigns as a result of a Constructive Termination, where "CONSTRUCTIVE TERMINATION" shall have the meaning as set forth under Quebec law, however, shall not be construed to apply to any reduction in salary, benefits or responsibilities that have also been made applicable to all other employees at Employee's level;

                  7.3.3.3 upon the death or Disability of Employee, where "DISABILITY" shall mean the Employee is prevented from properly performing Employee's duties hereunder by reason of any physical or mental incapacity for a period of six consecutive months or shorter periods aggregating to four months in any 365-day period; or

                  7.3.3.4 upon the closing of a transaction relating to a Change of Control. As used herein, "CHANGE OF CONTROL" shall mean (i) a transaction or series of transactions, including by merger or consolidation of Netergy into or with any other entity or corporation or the merger or consolidation of any other corporation into or with Netergy, in which any person, entity or group of persons and/or entities acquire(s) shares of Netergy stock representing 35% or more of the outstanding voting power of Netergy, including voting shares issued or issuable upon conversion of any convertible security outstanding on the date of such transaction including without limitation stock options, (ii) a change in the composition of Netergy's Board of Directors as a result of an appointment or election (or series of related appointments or elections intended to effect a change in the Board) such that a majority of the members following such election(s) or appointment(s) were not members of the Board prior to such election(s) or appointment(s); (iii) a sale of all or substantially all of Netergy's assets; or
                             (iv) a sale of UForce by stock or asset
                             transaction.

7.4     Adjustments



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        The number of Shares that are Vested Shares or Unvested Shares will be deemed issued and outstanding and will have the same rights accorded them as other issued and outstanding shares of Common Stock of Netergy, and accordingly, will be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or recapitalization of Common Stock of Netergy occurring after the Effective Date.

7.5     Exercise of Repurchase Option

        At any time within ninety (90) days after the Termination Date, Netergy may elect, or designate any third party, to repurchase any or all of the Unvested Shares by giving Employee written notice of exercise of the Repurchase Option. Netergy and/or its designee(s) will then have the option to repurchase from Employee or Holding Company (or from Employee's personal representative as the case may be) any or all of the Unvested Shares at the price per share set forth in Exhibit A (as adjusted to reflect any stock dividend, stock split, reverse stock split or recapitalization of the Common Stock of Netergy occurring after the Effective Date).

7.6     Payment of Repurchase Price

        The repurchase price payable to purchase Unvested Shares upon exercise of the Repurchase Option will be payable, at the option of Netergy or its assignee(s), by certified check or by cancellation of all or a portion of any outstanding indebtedness of Employee to Netergy (or to such assignee) or by any combination thereof. The repurchase price will be paid without interest within ninety (90) days after the Termination Date.

7.7     Restrictions on Transfer (the "LOCK UP")

        Employee and Holding Company agree that they will not make any offering, sale, short sale or other disposition of the Unvested Shares directly or indirectly without the prior written consent of Netergy. Notwithstanding the foregoing, in the event that any Shares become Vested Shares pursuant to Section 7.3.1, prior to the Six Month Anniversary Employee and Holding Company will not make any offering, sale, short sale or other disposition of such Shares directly or indirectly without the prior written consent of Netergy.

7.8     Restrictive Legends

        In addition to legends set forth in the Registration Rights Agreement, so long as Shares are subject to the Repurchase Option, the share certificate evidencing the Shares shall be endorsed with the following legends (in addition to any legends required under applicable securities laws):

               THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.



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7.9     Stop-Transfer Notices

        Employee and Holding Company agree that, in order to ensure compliance with the restrictions referred to herein, Netergy may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if Netergy transfers its own securities, it may make appropriate notations to the same effect in its own records.

7.10    Refusal to Transfer

        Netergy shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.


ARTICLE 8 - CONFIDENTIAL INFORMATION

8.1     Confidential Information

        Employee recognizes that during the course of employment with UForce, Employee may produce, obtain or become aware of information, written or verbal, including without limitation, any information stocked on hard disk, floppy disk or other support, which includes:

        8.1.1 all files, data, information relating to inventions, engineering drawings, concepts, methods, processes, trade secrets, know-how, manufacturing methods, computer programs (considered as trade secrets or not), source codes or native machine codes, specifications inherent to products sold or developed by UForce, data, system configurations;

        8.1.2 client lists and all other information relating to clientele, costs and prices, supplier lists and all other information that has not been disclosed relating to the activities and projects of UForce, including without limitation, the marketing plans, strategies and forecasts; and

        8.1.3 all information of a financial nature, including without limitation, the financial statements, the financial forecasts, the price lists and the cost lists, the budgets which UForce uses or possesses during the period of employment of Employee (collectively the "CONFIDENTIAL INFORMATION").

8.2     Property

        Employee acknowledges that the Confidential Information is the exclusive property of UForce. Employee must safeguard all written Confidential Information and must at all times make it available to UForce. All Confidential Information, written or verbal, that Employee has or will develop will remain the exclusive property of UForce.

8.3     Non-disclosure



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        Employee agrees not to disclose to any person or company the
        Confidential Information during Employee's period of employment with UForce or thereafter, unless the situation demands it during the performance of Employee's duties within UForce or unless required by law.

8.4     Non-use

        Employee agrees not to use the Confidential Information to Employee's own advantage or to the advantage of a third party or in a manner susceptible to be harmful to the interests of UForce.

8.5     Non-publication

        Employee agrees not to publish scientific articles relating and not to give interviews relating to the technology developed by UForce without the prior written consent of the board of directors of UForce.

ARTICLE 9 - INTELLECTUAL PROPERTY

9.1     Transfer

        Employee agrees to deliver to UForce in detail, in written form and without delay, any invention, discovery, upgrade or any development made or conceived by Employee, alone or with the assistance of others, during Employee's period of employment during normal working hours or at any other time, that relate to the field of activity within which UForce or one of its affiliates or associates in Canada, the United States or elsewhere may be engaged in from time to time, or resulting from the work or suggested by the work that Employee may be requested to do for the benefit of UForce or for one of its affiliates or associates, regardless of the fact that these inventions, upgrades, discoveries and developments may be patentable or subject to a copyright or not. Employee hereby transfers all rights flowing from these inventions, upgrades, discoveries and developments, made in any country to UForce who accepts or to any such person or third party which UForce may designate.

9.2     Protection

        Employee agrees to sign, during the period of Employee's employment with UForce, and thereafter if Employee is no longer at the employment of UForce, all relevant documents, legal instruments and such other similar documents, and Employee agrees to make any sworn statement that UForce may deem necessary or useful to the acquisition and to the protection of the title and of all rights of UForce on these inventions, upgrades, discoveries and developments and on the copyrights on all works that Employee might create during the performance of Employee's duties. Employee further consents (but without having to pay any sum whatsoever) to second UForce in all judicial or administrative proceedings taken before all administrative bodies in charge of patents and copyrights, courts or other administrative bodies relating to such inventions, upgrades and developments and works or all copyrights, patents, and requests for patents susceptible to flow therefrom. Employee furthermore hereby



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        waives all moral rights that Employee may own with respect to all the works, past or future, created during the performance of Employee's duties.

9.3     Materials

        Upon termination of employment, Employee agrees to return to UForce, and Employee agrees not to keep nor to transfer to a third party, any design, blueprint, note, memoranda, estimate, system, apparatus, sample, mold, moldings, draft, sketch, plan, models, studies, listings, program flowchart, computer programs, document or any other materials susceptible to contain or to disclose facts or elements inherent to the commerce, the research, the study or the plans of UForce and of its affiliates or associates in Canada, the United States or elsewhere to which Employee may have had access, with the exception of publications broadcast to the general public.

9.4     Non-possession

        Employee certifies that on the date hereof, Employee does not possess any invention, any upgrade, any discovery or any development covered by the terms of this Article, created before the date of the commencement of Employee's employment with UForce and that Employee owns, in whole or in part.

9.5     Previous Employer

        Employee also understands and accepts that UForce is interested only in Employee's qualifications, abilities, general knowledge and previously acquired expertise and agrees not to disclose any Confidential Information, if applicable, of a previous employer (except UForce).

ARTICLE 10 - SEVERABILITY

10.1 In the event that any provision of this Agreement or the application thereof, becomes or is declared to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

ARTICLE 11 - GOVERNING LAW

11.1 This Agreement will be governed by and construed and enforced in accordance with the laws of the Province of Quebec.

ARTICLE 12 - NOTICES

12.1 Any notice, consent or other communication under this Employee Agreement will be in writing and will be delivered personally, sent by facsimile transmission or overnight



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        courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and will be deemed given when so delivered personally, sent by facsimile transmission or overnight courier, or if mailed, seven days after the date of deposit in the mail as follows: to the parties at the following addresses (or at another address that a party may specify by written notice to the other):

        To UForce                  UForce Company
                                   Attn: Mr. Jean-Luc Calonne
                                   1001 De Maisonneuve Blvd. West, 5th floor,
                                   Montreal, Quebec H3A 3C8
                                   Fax: (514)

        With a copy to Netergy:    Netergy Networks
                                   Attn: Mr. Paul Voois
                                   2445 Mission College Boulevard
                                   Santa Clara, CA 95054
                                   Fax: (408) 933-0234
                                   Tel: (408) 727-1885

        To Holding Company
        or Employee:               The address set forth by Employee name in
                                   Exhibit A

ARTICLE 13 - TRANSFER

13.1 Employee acknowledges and accepts unconditionally and irrevocably that the rights and obligations of Netergy and UForce pursuant to this agreement may be transferred to an affiliate of Netergy or UForce. Such transfer may not however affect the rights of Employee, including without limitation, Employee's seniority.

ARTICLE 14 - COUNSEL

14.1 Employee declares that Employee has read and understands the terms of this Agreement, that Employee has had the opportunity to be advised by an independent legal counsel and that, in the event Employee did not seek advice from an independent legal counsel, this choice was made voluntarily.

ARTICLE 15 - ARBITRATION


15.1    For the purpose of this article,

        15.1.1 "ARBITRATION NOTICE" means the arbitration notice referred to in paragraph 15.4;

        15.1.2 "ARBITRATOR" means the arbitrator appointed pursuant to paragraph 15.3;



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        15.1.3    "DISPUTE" means any dispute which might arise as to the
                  interpretation or the application of this Agreement;

        15.1.4 "INITIATOR" means the party who refers a Dispute to arbitration;

        15.1.5    "PARTICIPANT" means the party who receives an Arbitration
                  Notice.

15.2    Scope of Arbitration.

        Any Dispute shall be referred to arbitration in accordance with the provisions of articles 2638 and following of the Civil code of Quebec and of articles 940 and following of the Code of civil procedure of Quebec, to the exclusion of the courts, the whole subject to the provisions of this article.

15.3    Appointment of the Arbitrator

        The Parties hereby appoint the managing partner (the "MANAGING PARTNER") of the law firm Ogilvy Renault, 1981 McGill College Avenue, Suite 1100, Montreal, Quebec, H3A 3C1, or any other partner of said firm designated by the latter, who is a member of the Bar of the Province of Quebec for at least 10 years who has substantial experience in employment matters, to act as Arbitrator. The parties shall have three (3) days to object in writing to the appointment of the Arbitrator due to a conflict of interest. In the event that the Managing Partner determines that a conflict exists, he or she shall appoint an alternative member of the Bar of the Province of Quebec for at least 10 years who has substantial experience in employment matters, to act as Arbitrator.

15.4    Arbitration Notice

        The Initiator shall send to the Participant and to the Arbitrator a written Arbitration Notice, together with a summary of the Dispute which shall be referred to arbitration.

15.5    Hearings

        The hearings of the parties to the Dispute shall be held within 10 days following the receipt of the Arbitration Notice, at the office of the Arbitrator.

15.6    Decision

        The decision of the Arbitrator shall be communicated in writing to the Initiator and to the Participant within 10 days following the hearings and closing argument. Said decision shall be final, conclusive and binding upon the parties to this agreement, without any right of appeal. A judgment upon any award rendered by the Arbitrator may be entered in the Superior Court of the Province of Quebec.

15.7    Fees and expenses



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        For the purpose of this article, in any arbitration hereunder, the non-prevailing party to an arbitration shall pay its own expenses, the fees of the Arbitrator, the administrative costs of the arbitration and the expenses, including, without limitation, reasonable attorneys' fees and costs incurred by the other party to the arbitration.

ARTICLE 16 - ENTIRE AGREEMENT

16.1 This Agreement, including information contained in Exhibit A which is made part of the Agreement, constitutes the entire agreement among UForce, Netergy, Holding Company and Employee, and it supersedes and replaces all prior agreements or understandings relating to the subject matter hereof. In the event that there is a conflict between this Agreement and Exhibit A, Exhibit A shall control and govern. No agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth herein have been made or entered into by either party with respect to the relevant matter hereof. This Agreement may not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

ARTICLE 17 - COUNTERPARTS

17.1 This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

ARTICLE 18 - LANGUAGE

18.1 The parties hereto have agreed that this agreement be drafted in the English language. Les parties aux presentes ont convenu que ce contrat soit redige dans la langue anglaise.


                            [SIGNATURE PAGE FOLLOWS]



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                                   SIGNATURES



UFORCE COMPANY by......................... /s/ Jean-Luc Calonne
                                           -------------------------------------
                                           Jean-Luc Calonne
                                           President


8X8, INC. by.............................. /s/ Paul Voois
                                           -------------------------------------
                                           Paul Voois
                                           Chief Executive Officer


EMPLOYEE ................................. /s/ Cyrille Thilloy
                                           -------------------------------------
                                           Cyrille Thilloy


HOLDING COMPANY by........................ /s/ Cyrille Thilloy
                                           -------------------------------------
                                           Cyrille Thilloy
                                           President



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                                    EXHIBIT A


INFORMATION (Intro)

        CYRILLE THILLOY
        350 Prince Arthur, D1412
        Montreal, Quebec
        H2X 3R4

HOLDING COMPANY (intro)                 9090-1109 Quebec INC.
                                        Registered address c/o LaFleur Brown
                                        1 Place Ville-Marie, 37th Floor
                                        Montreal, Quebec  H3B 3P4

JOB TITLE (Article 2.1)                 CHIEF SCIENTIST

CONFLICTING EMPLOYMENT (Article 2.2)    N/A

ANNUAL BASE SALARY (Article 4.1)        188,500$CAN

NUMBER OF OPTIONS (Article 4.2)         120,930 (if applicable due to
                                        disqualification of UForce options)

OFFICE LOCATION (Article 5.3)           Montreal

UNVESTED AND VESTED SHARES (Article 7)

VESTING SCHEDULE (Article 7.2)          50% of the Shares shall vest on the Six
                                        Month anniversary and 1/36 of the Shares shall vest each full following month until all of the Shares become vested
                                        Shares

PERCENTAGE OF VESTING IF                50%
TERMINATION FOR SERIOUS
REASON PRIOR TO SIX MONTH
ANNIVERSARY (Article 7.3.1)


EXERCISE PRICE FOR REPURCHASING
UNVESTED SHARES (Article 7.5)           0.25$US



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